UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 17, 2019

GUARDANT HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	0001-576280	45-4139254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
505 Penobscot Dr.
Redwood City, California 94063
(Address of principal executive offices) (Zip Code)
855-698-8887
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 17, 2019, the Board of Directors (the “Board”) of Guardant Health, Inc. (the “Company”) increased the number of directors on the Board to eight and appointed Dr. Bahija Jallal as a Class III independent director of the Company. Dr. Jallal will serve on the Board for a term expiring at the Company’s 2021 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Dr. Jallal was also appointed to the audit committee of the Board, replacing Samir Kaul on that committee, and to the nominating and corporate governance committee of the Board as a third member.

Dr. Jallal has served as the Chief Executive Officer of Immunocore Limited, a T cell receptor biotechnology company, since January 2019. Prior to that, she served as Executive Vice President of AstraZeneca PLC, a pharmaceutical and biopharmaceutical company, from October 2013 to January 2019, and President of MedImmune, a subsidiary of AstraZeneca, from January 2013 to January 2019. She joined MedImmune in 2006 and held various research and development positions, including Senior Vice President, Research and Development, from 2010 to 2013. Dr. Jallal has been a member of the boards of directors of Immunocore Limited since January 2019 and of Anthem, Inc. since February 2018. Additionally, she is a member of the of the Board of Trustees of Johns Hopkins University and UMB Health Sciences Research Park Corporation and Past President of the Association for Women in Science. She received her Ph.D. degree in physiology and DEA degree in physiology and biology from the Université de Paris VI, and her AEA degree in plant physiology and M.S. degree in biology from the Université de Paris VII.

The Company believes that Dr. Jallal is qualified to serve as a member of the Board due to her extensive experience in the biopharmaceutical industry, in addition to her service as an executive at a number of companies.

Dr. Jallal will receive the standard fees paid by the Company to all of its non-employee directors under the Company’s director compensation program. In addition, pursuant to that program, Dr. Jallal was granted a stock option award and a restricted stock unit award on April 17, 2019, each with a value of $215,000 on the date of grant. The per share exercise price of the stock option is $72.71. Each of the stock option award and restricted stock unit award will vest with respect to one-third (1/3rd) of the shares subject thereto on each of the first three anniversaries of Dr. Jallal’s appointment to the Board, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Dr. Jallal, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as a director. The description of Dr. Jallal’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on September 18, 2018 as Exhibit 10.8 and is incorporated into this Item 5.02 by reference.

There are no arrangements or understandings between Dr. Jallal and any other person pursuant to which she was selected as a director, nor are there any transactions in which Dr. Jallal has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: April 23, 2019
	By:	/s/ Helmy Eltoukhy
Helmy Eltoukhy
Chief Executive Officer